Exhibit 99
FOR IMMEDIATE RELEASE:
Orrstown Financial Services, Inc. Reports Fourth Quarter 2023 Results and Record Earnings for Full Year 2023

•Net income of $7.6 million and diluted earnings per share of $0.73 for the three months ended December 31, 2023 compared to net income of $9.0 million and diluted earnings per share of $0.87 for the three months ended September 30, 2023; net income of $35.7 million and diluted earnings per share of $3.42 for the year ended December 31, 2023 compared to net income of $22.0 million and diluted earnings per share of $2.06 for the year ended December 31, 2022;
•On December 12, 2023, the Company and Codorus Valley Bancorp, Inc. ("Codorus Valley") announced that they have entered into a merger agreement pursuant to which Codorus Valley will be merged with and into the Company in a merger of equals transaction. Excluding the impact of $1.1 million in merger-related expenses, net income and diluted earnings per share, respectively, were $8.6 million(1) and $0.83(1) for the fourth quarter of 2023 and $36.6 million(1) and $3.51(1) for the year ended December 31, 2023; excluding the impact from the provision for legal settlement ("legal settlement") and restructuring charge, net income and diluted earnings per share were $34.8 million(1) and $3.25(1), respectively, for the year ended December 31, 2022;
•Net interest margin, on a tax equivalent basis, was 3.71% in the fourth quarter of 2023 as compared to 3.73% in the third quarter of 2023;
•Return on average equity for the year ended December 31, 2023 was 14.66% compared to 9.02% for the year ended December 31, 2022; excluding the aforementioned significant transactions in both 2023 and 2022, return on average equity was 15.06% for the year ended December 31, 2023 compared to 14.25% for the year ended December 31, 2022;
•Fourth quarter loan growth was $31.5 million, or 6% annualized; full year loan growth was $147.1 million, or 7%;
•Fourth quarter deposit growth was $12.4 million; excluding the sale of deposits totaling $18.7 million from the Bank's Path Valley branch in the second quarter, full year deposit growth was $101.3 million;
•Non-interest income increased by $0.6 million to $6.5 million for the three months ended December 31, 2023 from $5.9 million for the three months ended September 30, 2023;
•Non-interest expenses, inclusive of $1.1 million of merger-related expenses, increased by $2.0 million from $20.4 million for the three months ended September 30, 2023 to $22.4 million for the three months ended December 31, 2023;
•Tangible common equity ratio increased to 8.0% at December 31, 2023 from 7.3% at September 30, 2023 and 7.1% at December 31, 2022; the fourth quarter of 2023 includes an improvement of $17.5 million, net of taxes, in net unrealized losses on investment securities;
•Tangible book value per common share(1) improved to $23.03 per share at December 31, 2023 compared to $20.94 per share at September 30, 2023 and $19.47 at December 31, 2022;
•The Board of Directors declared a cash dividend of $0.20 per common share, payable February 13, 2024, to shareholders of record as of February 6, 2024.

(1) Non-GAAP measure. See Appendix A for additional information.

SHIPPENSBURG, PA (January 23, 2024) -- Orrstown Financial Services, Inc. ("Orrstown" or the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three months and year ended December 31, 2023. Net income totaled $7.6 million for the three months ended December 31, 2023, compared to $9.0 million for the three months ended September 30, 2023 and $9.6 million for the three months ended December 31, 2022. Diluted earnings per share totaled $0.73 for the three months ended December 31, 2023, compared to $0.87 for the three months ended September 30, 2023 and $0.91 for the three months ended December 31, 2022. For the fourth quarter of 2023, excluding the impact from the merger-related expenses, net income and diluted earnings per share were $8.6 million(1) and $0.83(1), respectively.
Net income totaled $35.7 million and $22.0 million for the years ended December 31, 2023 and 2022, respectively. Diluted earnings per share totaled $3.42 for the year ended December 31, 2023, compared to diluted earnings per share of $2.06 for the year ended December 31, 2022. Excluding the impact from the merger-related expenses, net income and diluted earnings per share were $36.6 million(1) and $3.51(1) for the year ended December 31, 2023, respectively. For the year ended December 31, 2022, net income and diluted earnings per share were $34.8 million(1) and $3.25(1), respectively, excluding the restructuring charge and legal settlement.
"Orrstown’s strong fourth quarter reflects the team’s tremendous efforts for the past several years, which led us to the Company’s strongest earnings on record in 2023. We believe that our relationship banking model and hands-on approach enabled us to have a successful year while navigating through the many headwinds facing the industry in 2023. Loan production and deposit gathering continue to be steady, which has helped us maintain a healthy net interest margin and limit margin compression. While enhancing fee income continues to be challenging, our wealth management group has successfully grown income throughout the year. Our capital ratios continue to improve through earnings generation, which puts us in a good position for the next exciting phase in Orrstown’s growth cycle. We look forward to taking the momentum we have built and joining, in the near future, our successful partner in Codorus Valley Bancorp to create an even stronger institution," commented Thomas R. Quinn, Jr., President and Chief Executive Officer.
(1) Non-GAAP measure. See Appendix A for additional information.

DISCUSSION OF RESULTS
Balance Sheet
Loans
Loans held for investment increased by $31.5 million from September 30, 2023 to December 31, 2023, or 6% annualized. Commercial loans increased by $16.6 million, or 4% annualized, from September 30, 2023 to December 31, 2023. The residential mortgage portfolio increased by $15.5 million, or 14% annualized, in the three months ended December 31, 2023 as there has been increased production of adjustable-rate mortgages, which have been retained in portfolio. Since December 31, 2022, loans held for investment increased by $147.1 million, or 7%, to $2.3 billion at December 31, 2023. During 2023, commercial loans increased by $110.2 million, or 6% and residential mortgages increased by $39.2, or 9%. These increases were partially offset by a decrease of $2.3 million, or 19%, in installment and other consumer loans.
Investment Securities
Investment securities, all of which are classified as available-for-sale, increased by $18.3 million to $513.5 million at December 31, 2023 compared to $495.2 million at September 30, 2023. During the fourth quarter of 2023, net unrealized losses on investment securities declined by $22.5 million, net purchases totaled $4.0 million and paydowns were $7.5 million. The improvement in net unrealized losses was primarily due to lower market interest rates. Net unrealized losses on investment securities totaled $35.6 million and $49.6 million at December 31, 2023 and 2022, respectively. The overall duration of the Company's investment securities portfolio is 4.3 years at December 31, 2023. See Appendix B for a summary of the Bank's investment securities at December 31, 2023, highlighting their concentrations, credit ratings and credit enhancement levels.
Deposits
During the fourth quarter of 2023, deposits increased by $12.4 million, totaling approximately $2.6 billion at December 31, 2023 compared to $2.5 billion at September 30, 2023. In the fourth quarter of 2023, money market deposits increased by $33.4 million, or 26% annualized and time deposits rose by $29.2 million, or 31% annualized. These increases were partially offset by decreases in interest-bearing demand deposits of $36.5 million, or 14% annualized, savings deposits of $9.2 million, or 5% annualized, and non-interest bearing deposits of $4.5 million, or 4% annualized. The increase in time deposits was attributable to promotional offerings of up to 18-month terms. The declines in the noninterest-bearing deposits, interest bearing demand deposits and savings deposits were primarily due to clients shifting to higher-yielding products within the Bank. At December 31, 2023, deposits that are uninsured and not collateralized totaled $442.7 million, or 17%, of total deposits compared to $387.5 million, or 15%, of total deposits at September 30, 2023. The Bank's loan-to-deposit ratio was 90% at December 31, 2023 compared to 89% at September 30, 2023.
Borrowings
The Bank actively manages its liquidity position through its various sources of funding to meet the needs of its clients. FHLB advances and other borrowings decreased by $27.9 million to $147.3 million at December 31, 2023 compared to $175.2 million at September 30, 2023. The Bank repaid some overnight borrowings and FHLB advances during the fourth quarter of 2023 based on available liquidity from deposits and paydowns on investment securities. The Bank seeks to maintain sufficient liquidity to ensure client needs can be addressed on a timely basis. The Bank had available alternative funding sources, such as the FHLB advances and other wholesale options, of approximately $1.0 billion at December 31, 2023.

Income Statement
Net Interest Income and Margin
Net interest income was $26.0 million for the three months ended December 31, 2023 compared to $26.2 million for the three months ended September 30, 2023. The net interest margin, on a tax equivalent basis, declined to 3.71% in the fourth quarter of 2023 from 3.73% in the third quarter of 2023. While the net interest margin decreased only slightly, funding costs increased due to the rise in money market deposits and time deposit balances.
Interest income on loans increased by $1.2 million to $34.1 million for the three months ended December 31, 2023 compared to $32.9 million for the three months ended September 30, 2023. Loan growth and a full quarter impact from the third quarter 2023 fed funds rate increase were the primary drivers of this increase. Interest income on loans for the three months ended December 31, 2023 included prepayment fee income of $0.2 million, a decrease of $0.2 million from the three months ended September 30, 2023, which resulted in a decrease of two basis points in net interest margin.
Interest income on investment securities was $5.9 million for the three months ended December 31, 2023 compared to $5.5 million in the third quarter of 2023. The additional investment income was driven by increasing yields on adjustable-rate securities from the prior quarter fed funds rate increase.
Interest expense increased by $1.5 million to $14.0 million for the three months ended December 31, 2023 compared to $12.5 million for the three months ended September 30, 2023 due primarily to higher average deposit balances and an increase in deposit rates. Average interest-bearing deposits increased by $24.3 million during the three months ended December 31, 2023.
Provision for Credit Losses
The Company recorded a provision for credit losses of $0.4 million for the three months ended December 31, 2023 compared to $0.1 million for the three months ended September 30, 2023. The allowance for credit losses increased by $0.4 million to $28.7 million at December 31, 2023 compared to $28.3 million at September 30, 2023. The allowance for credit losses was impacted primarily by loan growth of $31.5 million during the fourth quarter of 2023 as well as slight downward revisions to economic assumptions utilized in the model. The allowance for credit losses to total loans was 1.25% at both December 31, 2023 and September 30, 2023. Net recoveries were an inconsequential amount for the three months ended December 31, 2023 compared to net charge-offs of $0.2 million for the three months ended September 30, 2023. Special mention loans decreased by $7.6 million from $31.8 million at September 30, 2023 to $24.2 million at December 31, 2023 due to net downgrades to classified status of $5.9 million and repayments of $1.1 million. Classified loans increased by $21.4 million to $55.0 million at December 31, 2023 from $33.6 million at September 30, 2023. The increase in classified loans was primarily due to downgrades to five commercial loans, spread within commercial real estate and commercial and industrial loan segments, totaling $23.0 million. The increase in classified loans was partially offset by repayments within this category totaling $2.3 million. Non-accrual loans increased by $3.2 million to $25.5 million at December 31, 2023 from $22.3 million at September 30, 2023 primarily due to five loans to one client within the residential real estate segments. Management believes the allowance for credit losses to be adequate based on current asset quality metrics and economic conditions.
Management regularly analyzes the commercial real estate portfolio, which includes the review of occupancy, cash flows, expenses and expiring leases, as well as the location of the real estate. At December 31, 2023, the Company had $236.4 million in loans related to office space, which had a weighted average loan-to-value ratio of 56% and a weighted average debt coverage ratio of 1.77x, compared to $244.7 million at September 30, 2023. Management believes that the office space portfolio is well-diversified and includes only limited exposure to properties located in major metro markets (approximately 2% of the total commercial real estate loan balance as of December 31, 2023).
Noninterest Income
Noninterest income increased by $0.6 million to $6.5 million in the three months ended December 31, 2023 compared to $5.9 million in the three months ended September 30, 2023.
During the fourth quarter of 2023, the Company recorded swap fee income of $0.6 million compared to $0.3 million in the three months ended September 30, 2023. Swap fee income fluctuates based on market conditions and client demand.
Mortgage banking income increased by $0.3 million from a loss of $0.1 million in the third quarter of 2023 to income of $0.2 million in the fourth quarter of 2023. During the three months ended December 31, 2023, the fair value mark of the Bank's held-for-sale loans declined by $0.3 million to a decrease of $0.1 million compared to a decrease of $0.4 million during the three months ended September 30, 2023. Market conditions and elevated interest rates continued to hinder mortgage production during the fourth quarter of 2023.
Noninterest Expenses
Noninterest expenses increased by $2.0 million to $22.4 million in the three months ended December 31, 2023 from $20.4 million in the three months ended September 30, 2023.
During the fourth quarter of 2023, the Company announced it has entered into an agreement to merge with Codorus Valley. For the three months ended December 31, 2023, merger-related expenses totaled $1.1 million inclusive of due diligence costs, legal expenses and a fairness opinion. The Company expects to incur additional merger-related expenses due to the pending completion of this merger of equals.
Salaries and benefits expense was $12.8 million for the three months ended December 31, 2023 compared to $12.9 million for the three months ended September 30, 2023. The decrease was primarily attributed to a decline of $0.1 million in employee benefit costs.
Advertising and bank promotions expense increased by $0.2 million to $0.5 million in the three months ended December 31, 2023 from $0.3 million for the three months ended September 30, 2023 due to $0.3 million in contributions to tax credit programs during the fourth quarter of 2023. Taxes other than income decreased by $0.2 million to $0.2 million in the three months ended December 31, 2023 compared to $0.4 million in the three months ended September 30, 2023. This decrease reflects the tax credits recognized on the contributions during the fourth quarter of 2023.
Professional services expense decreased by $0.3 million to $0.7 million in the three months ended December 31, 2023 from $1.0 million in the three months ended September 30, 2023 due primarily to a reduction in consulting costs as certain technology improvements and compliance enhancements were completed.
Other operating expenses increased by $1.1 million to $2.6 million during the fourth quarter of 2023 compared to $1.5 million during the third quarter of 2023. This increase included an increase of $0.8 million in credit value adjustments on derivatives for the three months ended December 31, 2023 compared to the three months ended September 30, 2023. The remaining fluctuation is attributable to normal business operations.
Income Taxes
The Company's effective tax rate for the fourth quarter of 2023 was 21.2% compared to 21.9% for the third quarter of 2023. The effective tax rate was 20.8% for the year ended December 31, 2023 compared to 17.2% for the year ended December 31, 2022. The nondeductible merger-related costs increased the effective tax rate by 0.3% for the year ended December 31, 2023. Similarly, the nondeductible merger-related costs increased the effective tax rate by 1.4% for the fourth quarter of 2023.
The Company's effective tax rate for the three months ended December 31, 2023 is greater than the 21% federal statutory rate primarily due to an increase in state taxes in addition to the disallowed portion of interest expense against earnings in association with the Bank's tax-exempt investments under the Tax Equity and Fiscal Responsibility Act of 1982, partially offset by tax-exempt income, including interest earned on tax-exempt loans and securities and income from life insurance policies and tax credits. The lower effective tax rate in 2022 was partially caused by the impact of the restructuring charge for branch closures and other expense savings initiatives and a provision for legal settlement. The Company regularly analyzes its projected taxable income and makes adjustments to the provision for income taxes accordingly.
Capital
Shareholders’ equity totaled $265.1 million at December 31, 2023, an increase of $22.0 million from $243.1 million at September 30, 2023. The increase was primarily attributable to other comprehensive income of $15.9 million and net income of $7.6 million partially offset by dividends paid of $2.1 million. Other comprehensive income generated during the fourth quarter of 2023 was due to after-tax net unrealized gains on investment securities of $17.5 million partially offset by net unrealized losses on cash flow hedges of $1.6 million.
Tangible book value per share(1) increased to $23.03 per share at December 31, 2023 from $20.94 per share at September 30, 2023 and $19.47 per share at December 31, 2022 due to the increase in shareholders' equity.

(1) Non-GAAP measure. See Appendix A for additional information.

The Company's tangible common equity ratio increased to 8.0% at December 31, 2023 from 7.3% at September 30, 2023 and 7.1% at December 31, 2022, primarily due to an increase in tangible equity from an improvement in net unrealized losses on investment securities as well as earnings. The Company's total risk-based capital ratio was 13.0% at both December 31, 2023 and September 30, 2023. The Company's Tier 1 leverage ratio increased from 8.7% at September 30, 2023 to 8.9% at December 31, 2023. At December 31, 2023, all four capital ratios applicable to the Company were above regulatory minimum levels to be deemed “well capitalized” under current bank regulatory guidelines. The Company continues to believe that capital is adequate to support the risks inherent in the balance sheet, as well as growth requirements.

Investor Relations Contact:
Neelesh Kalani
Executive Vice President, Chief Financial Officer
Phone (717) 510-7097

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2023	2022	2023	2022

Profitability for the period:
Net interest income	$26,018	$27,484	$104,906	$99,630
Provision for credit losses	418	585	1,682	4,160
Noninterest income	6,491	6,226	25,652	26,952
Noninterest expenses	22,392	21,236	83,843	95,806
Income before income tax expense	9,699	11,889	45,033	26,616
Income tax expense	2,056	2,263	9,370	4,579
Net income available to common shareholders	$7,643	$9,626	$35,663	$22,037

Financial ratios:
Return on average assets (1)	1.00%	1.33%	1.19%	0.77%
Return on average assets, adjusted (1) (2) (3)	1.13%	1.33%	1.22%	1.22%
Return on average equity (1)	12.21%	17.28%	14.66%	9.02%
Return on average equity, adjusted (1) (2) (3)	13.77%	17.28%	15.06%	14.25%
Net interest margin (1)	3.71%	4.14%	3.80%	3.81%
Efficiency ratio	68.9%	63.0%	64.2%	75.7%
Efficiency ratio, adjusted (2) (3)	65.6%	63.0%	63.4%	62.9%
Income per common share:
Basic	$0.74	$0.93	$3.45	$2.09
Basic, adjusted (2) (3)	$0.84	$0.93	$3.54	$3.30
Diluted	$0.73	$0.91	$3.42	$2.06
Diluted, adjusted (2) (3)	$0.83	$0.91	$3.51	$3.25

Average equity to average assets	8.18%	7.68%	8.11%	8.59%

(1) Annualized for the three months ended December 31, 2023 and 2022.
(2) Ratio for the three and twelve months ended December 31, 2023 has been adjusted for merger-related costs. Ratio for the twelve months ended December 31, 2022 has been adjusted for the restructuring charge and provision for legal settlement.

(3) Non-GAAP based financial measure. Please refer to Appendix A - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)
(continued)
	December 31,	December 31,
(Dollars in thousands, except per share amounts)	2023	2022
At period-end:
Total assets	$3,064,240	$2,922,408
Total deposits	2,558,814	2,476,246
Loans, net of allowance for credit losses	2,269,611	2,126,054
Loans held-for-sale, at fair value	5,816	10,880
Securities available for sale, at fair value	513,519	513,728
Borrowings	147,285	123,390
Subordinated notes	32,093	32,026
Shareholders' equity	265,056	228,896

Credit quality and capital ratios (1):
Allowance for credit losses to total loans	1.25%	1.17%
Total nonaccrual loans to total loans	1.11%	0.96%
Nonperforming assets to total assets	0.83%	0.70%
Allowance for credit losses to nonaccrual loans	112%	122%
Total risk-based capital:
Orrstown Financial Services, Inc.	13.0%	12.7%
Orrstown Bank	12.8%	12.3%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc.	10.8%	10.3%
Orrstown Bank	11.6%	11.2%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc.	10.8%	10.3%
Orrstown Bank	11.6%	11.2%
Tier 1 leverage capital:
Orrstown Financial Services, Inc.	8.9%	8.5%
Orrstown Bank	9.5%	9.2%

Book value per common share	$24.98	$21.45

(1) Capital ratios are estimated, subject to regulatory filings. The Company elected the three-year phase in option for the day-one impact of ASU 2016-13 for current expected credit losses ("CECL") to regulatory capital. In the first year of adoption in 2023, the Company adjusted retained earnings, allowance for credit losses includable in tier 2 capital and the deferred tax assets from temporary differences in risk weighted assets by the permitted percentage of the day-one impact from adopting the new CECL standard.

ORRSTOWN FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except per share amounts)	December 31, 2023	December 31, 2022
Assets
Cash and due from banks	$32,586	$28,477
Interest-bearing deposits with banks	32,575	32,346
Cash and cash equivalents	65,161	60,823
Restricted investments in bank stocks	11,992	10,642
Securities available for sale (amortized cost of $549,089 and $563,278 at December 31, 2023 and December 31, 2022, respectively)	513,519	513,728
Loans held for sale, at fair value	5,816	10,880
Loans	2,298,313	2,151,232
Less: Allowance for credit losses	(28,702)	(25,178)
Net loans	2,269,611	2,126,054
Premises and equipment, net	29,393	29,328
Cash surrender value of life insurance	73,204	71,760
Goodwill	18,724	18,724
Other intangible assets, net	2,414	3,078
Accrued interest receivable	13,630	11,027
Deferred tax assets, net	22,017	24,031
Other assets	38,759	42,333
Total assets	$3,064,240	$2,922,408
Liabilities
Deposits:
Noninterest-bearing	$430,959	$494,131
Interest-bearing	2,127,855	1,950,807
Deposits held for assumption in connection with sale of bank branch	—	31,307
Total deposits	2,558,814	2,476,246
Securities sold under agreements to repurchase and federal funds purchased	9,785	17,251
FHLB advances and other borrowings	137,500	106,139
Subordinated notes	32,093	32,026
Accrued interest and other liabilities	60,992	61,850
Total liabilities	2,799,184	2,693,512
Shareholders’ Equity
Preferred stock, $1.25 par value per share; 500,000 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value—$0.05205 stated value per share; 50,000,000 shares authorized; 11,204,599 shares issued and 10,612,390 outstanding at December 31, 2023; 11,229,242 shares issued and 10,671,413 outstanding at December 31, 2022	583	584
Additional paid—in capital	189,027	189,264
Retained earnings	117,667	92,473
Accumulated other comprehensive losses	(28,476)	(39,913)
Treasury stock— 592,209 and 557,829 shares, at cost at December 31, 2023 and December 31, 2022, respectively	(13,745)	(13,512)
Total shareholders’ equity	265,056	228,896
Total liabilities and shareholders’ equity	$3,064,240	$2,922,408

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(In thousands)	2023	2022	2023	2022
Interest income
Loans	$33,910	$26,980	$126,595	$93,528
Investment securities - taxable	4,787	3,775	18,031	10,237
Investment securities - tax-exempt	871	1,102	3,462	4,115
Short-term investments	460	238	1,809	774
Total interest income	40,028	32,095	149,897	108,654
Interest expense
Deposits	12,118	3,579	37,510	6,337
Securities sold under agreements to repurchase and federal funds purchased	30	20	114	44
FHLB advances and other borrowings	1,358	509	5,350	630
Subordinated notes	504	503	2,017	2,013
Total interest expense	14,010	4,611	44,991	9,024
Net interest income	26,018	27,484	104,906	99,630
Provision for credit losses	418	585	1,682	4,160
Net interest income after provision for credit losses	25,600	26,899	103,224	95,470
Noninterest income
Service charges	1,198	1,131	4,866	4,614
Interchange income	952	996	3,873	4,055
Swap fee income	588	697	1,039	2,632
Wealth management income	2,945	2,535	11,340	11,251
Mortgage banking activities	143	202	591	407
Investment securities (losses) gains	(39)	3	(47)	(160)
Other income	704	662	3,990	4,153
Total noninterest income	6,491	6,226	25,652	26,952
Noninterest expenses
Salaries and employee benefits	12,848	12,650	50,983	48,004
Occupancy, furniture and equipment	2,534	2,442	9,593	9,812
Data processing	1,247	1,150	4,913	4,560
Advertising and bank promotions	501	750	2,157	2,264
FDIC insurance	460	316	1,960	1,083
Professional services	702	837	2,905	3,254
Taxes other than income	203	231	1,050	1,391
Intangible asset amortization	236	260	953	1,105
Merger-related expenses	1,059	—	1,059	—
Provision for legal settlement	—	—	—	13,000
Restructuring expenses	—	—	—	3,155
Other operating expenses	2,602	2,600	8,270	8,178
Total noninterest expenses	22,392	21,236	83,843	95,806
Income before income tax expense	9,699	11,889	45,033	26,616
Income tax expense	2,056	2,263	9,370	4,579
Net income	$7,643	$9,626	$35,663	$22,037
continued

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2023	2022	2023	2022
Share information:
Basic earnings per share	$0.74	$0.93	$3.45	$2.09
Diluted earnings per share	$0.73	$0.91	$3.42	$2.06
Dividends paid per share	$0.20	$0.19	$0.80	$0.76
Weighted average shares - basic	10,321	10,382	10,340	10,553
Weighted average shares - diluted	10,419	10,550	10,435	10,706

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
	Three Months Ended
	12/31/2023			9/30/2023			6/30/2023			3/31/2023			12/31/2022
		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$37,873	$460	4.82%	$57,778	$633	4.35%	$37,895	$418	4.42%	$29,599	$298	4.07%	$28,419	$238	3.31%
Investment securities (1)(2)	508,891	5,890	4.63	521,234	5,548	4.26	526,225	5,510	4.19	525,685	5,465	4.18	512,779	5,170	4.03
Loans (1)(3)(4)	2,286,678	34,055	5.91	2,256,727	32,878	5.78	2,233,312	31,329	5.63	2,180,224	28,844	5.36	2,133,052	27,061	5.04
Total interest-earning assets	2,833,442	40,405	5.67	2,835,739	39,059	5.47	2,797,432	37,257	5.34	2,735,508	34,607	5.12	2,674,250	32,469	4.83
Other assets	204,382			200,447			191,983			197,620			202,384
Total assets	$3,037,824			$3,036,186			$2,989,415			$2,933,128			$2,876,634
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,543,575	8,333	2.14	$1,541,728	7,476	1.92	$1,511,468	6,273	1.66	$1,503,421	4,862	1.31	$1,459,109	2,838	0.77
Savings deposits	178,351	153	0.34	190,817	164	0.34	204,584	135	0.26	219,408	133	0.25	228,521	132	0.23
Time deposits	392,085	3,632	3.67	357,194	2,942	3.27	326,034	2,200	2.71	275,880	1,207	1.78	254,637	609	0.95
Total interest-bearing deposits	2,114,011	12,118	2.27	2,089,739	10,582	2.01	2,042,086	8,608	1.69	1,998,709	6,202	1.26	1,942,267	3,579	0.73
Securities sold under agreements to repurchase and federal funds purchased	13,874	30	0.85	15,006	31	0.83	13,685	28	0.82	13,868	25	0.72	18,211	20	0.46
FHLB advances and other borrowings	127,843	1,358	4.21	128,131	1,354	4.19	132,094	1,386	4.21	106,434	1,252	4.77	48,276	509	4.21
Subordinated notes	32,083	504	6.29	32,066	505	6.29	32,049	504	6.29	32,033	504	6.29	32,016	503	6.29
Total interest-bearing liabilities	2,287,811	14,010	2.43	2,264,942	12,472	2.19	2,219,914	10,526	1.90	2,151,044	7,983	1.50	2,040,770	4,611	0.90
Noninterest-bearing demand deposits	441,695			468,628			476,123			495,562			540,275
Other liabilities	59,876			54,353			50,851			52,630			74,602
Total liabilities	2,789,382			2,787,923			2,746,888			2,699,236			2,655,647
Shareholders' equity	248,442			248,263			242,527			233,892			220,987
Total	$3,037,824			$3,036,186			$2,989,415			$2,933,128			$2,876,634
Taxable-equivalent net interest income / net interest spread		26,395	3.24%		26,587	3.29%		26,731	3.44%		26,624	3.62%		27,858	3.93%
Taxable-equivalent net interest margin			3.71%			3.73%			3.83%			3.94%			4.14%
Taxable-equivalent adjustment		(377)			(368)			(356)			(330)			(374)
Net interest income		$26,018			$26,219			$26,375			$26,294			$27,484
Ratio of average interest-earning assets to average interest-bearing liabilities			124%			125%			126%			127%			131%

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balance of investment securities is computed at fair value.
(3) Average balances include nonaccrual loans.
(4) Interest income on loans includes prepayment and late fees, where applicable.

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
(continued)
	Twelve Months Ended
	December 31, 2023			December 31, 2022
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$40,856	$1,809	4.43%	$98,793	$774	0.78%
Investment securities (1)(2)	520,465	22,414	4.31	509,640	15,446	3.03
Loans (1)(3)(4)	2,239,574	127,107	5.68	2,042,422	93,799	4.59
Total interest-earning assets	2,800,895	151,330	5.40	2,650,855	110,019	4.15
Other assets	198,632			193,945
Total assets	$2,999,527			$2,844,800
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,525,204	26,944	1.77	$1,414,177	4,308	0.30
Savings deposits	198,157	585	0.30	232,660	341	0.15
Time deposits	338,170	9,981	2.95	273,276	1,688	0.62
Total interest-bearing deposits	2,061,531	37,510	1.82	1,920,113	6,337	0.33
Securities sold under agreements to repurchase and federal funds purchased	14,111	114	0.80	22,305	44	0.20
FHLB advances and other borrowings	123,697	5,350	4.32	15,678	630	4.01
Subordinated notes	32,058	2,017	6.29	31,993	2,013	6.29
Total interest-bearing liabilities	2,231,397	44,991	2.02	1,990,089	9,024	0.45
Noninterest-bearing demand deposits	470,349			557,142
Other liabilities	54,447			53,288
Total liabilities	2,756,193			2,600,519
Shareholders' equity	243,334			244,281
Total liabilities and shareholders' equity	$2,999,527			$2,844,800
Taxable-equivalent net interest income / net interest spread		106,339	3.39%		100,995	3.70%
Taxable-equivalent net interest margin			3.80%			3.81%
Taxable-equivalent adjustment		(1,433)			(1,365)
Net interest income		$104,906			$99,630
Ratio of average interest-earning assets to average interest-bearing liabilities			126%			133%

NOTES TO ANALYSIS OF NET INTEREST INCOME:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balance of investment securities is computed at fair value.
(3) Average balances include nonaccrual loans.
(4) Interest income on loans includes prepayment and late fees, where applicable.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(In thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Profitability for the quarter:
Net interest income	$26,018	$26,219	$26,375	$26,294	$27,484
Provision for credit losses	418	136	399	729	585
Noninterest income	6,491	5,925	7,158	6,078	6,226
Noninterest expenses	22,392	20,447	20,749	20,255	21,236
Income before income taxes	9,699	11,561	12,385	11,388	11,889
Income tax expense	2,056	2,535	2,547	2,232	2,263
Net income	$7,643	$9,026	$9,838	$9,156	$9,626

Financial ratios:
Return on average assets (1)	1.00%	1.18%	1.32%	1.27%	1.33%
Return on average assets, adjusted (1)(2)(3)	1.13%	1.18%	1.32%	1.27%	1.33%
Return on average equity (1)	12.21%	14.42%	16.27%	15.88%	17.28%
Return on average equity, adjusted (1)(2)(3)	13.77%	14.42%	16.27%	15.88%	17.28%
Net interest margin (1)	3.71%	3.73%	3.83%	3.94%	4.14%
Efficiency ratio	68.9%	63.6%	61.9%	62.6%	63.0%
Efficiency ratio, adjusted (2)(3)	65.6%	63.6%	61.9%	62.6%	63.0%

Per share information:
Income per common share:
Basic	$0.74	$0.87	$0.95	$0.88	$0.93
Basic, adjusted (2)(3)	0.84	0.87	0.95	0.88	0.93
Diluted	0.73	0.87	0.94	0.87	0.91
Diluted, adjusted (2)(3)	0.83	0.87	0.94	0.87	0.91
Book value	24.98	22.90	23.15	22.46	21.45
Tangible book value	23.03	20.94	21.19	20.50	19.47
Cash dividends paid	0.20	0.20	0.20	0.20	0.19

Average basic shares	10,321	10,319	10,336	10,385	10,382
Average diluted shares	10,419	10,405	10,421	10,496	10,550
(1) Annualized.
(2) Ratio has been adjusted for the merger-related costs for the three months ended December 31, 2023.
(3) Non-GAAP based financial measure. Please refer to Appendix A - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
(In thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Noninterest income:
Service charges	$1,198	$1,260	$1,251	$1,157	$1,131
Interchange income	952	963	993	965	996
Swap fee income	588	255	196	—	697
Wealth management income	2,945	2,826	2,822	2,747	2,535
Mortgage banking activities	143	(142)	112	478	202
Other income	704	761	1,786	739	662
Investment securities (losses) gains	(39)	2	(2)	(8)	3
Total noninterest income	$6,491	$5,925	$7,158	$6,078	$6,226

Noninterest expenses:
Salaries and employee benefits	$12,848	$12,885	$13,054	$12,196	$12,650
Occupancy, furniture and equipment	2,534	2,460	2,266	2,333	2,442
Data processing	1,247	1,248	1,201	1,217	1,150
Advertising and bank promotions	501	332	919	405	750
FDIC insurance	460	477	519	504	316
Professional services	702	965	504	734	837
Taxes other than income	203	387	3	457	231
Intangible asset amortization	236	228	239	250	260
Merger-related expenses	1,059	—	—	—	—
Other operating expenses	2,602	1,465	2,044	2,159	2,600
Total noninterest expenses	$22,392	$20,447	$20,749	$20,255	$21,236

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
(In thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Balance Sheet at quarter end:
Cash and cash equivalents	$65,161	$94,939	$76,318	$98,323	$60,823
Restricted investments in bank stocks	11,992	12,987	12,602	12,869	10,642
Securities available for sale	513,519	495,162	508,612	520,232	513,728
Loans held for sale, at fair value	5,816	6,448	6,450	7,341	10,880
Loans:
Commercial real estate:
Owner occupied	373,757	376,350	366,439	339,371	315,770
Non-owner occupied	694,638	630,514	626,140	603,396	608,043
Multi-family	150,675	143,437	145,257	144,053	138,832
Non-owner occupied residential	95,040	100,391	105,504	106,390	104,604
Commercial and industrial (1)	367,085	374,190	379,905	380,683	357,774
Acquisition and development:
1-4 family residential construction	24,516	25,642	20,461	20,941	25,068
Commercial and land development	115,249	153,279	143,177	174,556	158,308
Municipal	9,812	10,334	10,638	11,329	12,173
Total commercial loans	1,830,772	1,814,137	1,797,521	1,780,719	1,720,572
Residential mortgage:
First lien	266,239	248,335	235,813	227,031	229,849
Home equity – term	5,078	5,223	5,228	5,371	5,505
Home equity – lines of credit	186,450	188,736	185,099	183,340	183,241
Installment and other loans	9,774	10,405	10,756	11,040	12,065
Total loans	2,298,313	2,266,836	2,234,417	2,207,501	2,151,232
Allowance for credit losses (2)	(28,702)	(28,278)	(28,383)	(28,364)	(25,178)
Net loans held-for-investment	2,269,611	2,238,558	2,206,034	2,179,137	2,126,054
Goodwill	18,724	18,724	18,724	18,724	18,724
Other intangible assets, net	2,414	2,650	2,589	2,828	3,078
Total assets	3,064,240	3,054,435	3,008,197	3,011,548	2,922,408
Total deposits	2,558,814	2,546,435	2,522,861	2,515,626	2,476,246
Borrowings	147,285	175,241	152,229	176,315	123,390
Subordinated notes	32,093	32,076	32,059	32,042	32,026
Total shareholders' equity	265,056	243,080	245,641	240,161	228,896

(1) This balance includes $5.7 million, $6.2 million, $7.2 million, $10.8 million and $13.8 million of Small Business Administration Paycheck Protection Program loans, net of deferred fees and costs, at December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023 and December 31, 2022, respectively.

(2) The balance includes $2.4 million in a one-time cumulative-effect adjustment that increased the allowance for credit losses from the adoption of the new CECL standard on January 1, 2023.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Capital and credit quality measures (1):
Total risk-based capital:
Orrstown Financial Services, Inc	13.0%	13.0%	13.0%	12.8%	12.7%
Orrstown Bank	12.8%	12.5%	12.5%	12.4%	12.3%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc	10.8%	10.6%	10.5%	10.4%	10.3%
Orrstown Bank	11.6%	11.4%	11.4%	11.2%	11.2%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc	10.8%	10.6%	10.5%	10.4%	10.3%
Orrstown Bank	11.6%	11.4%	11.4%	11.2%	11.2%
Tier 1 leverage capital:
Orrstown Financial Services, Inc	8.9%	8.7%	8.6%	8.5%	8.5%
Orrstown Bank	9.5%	9.3%	9.3%	9.2%	9.2%

Average equity to average assets	8.18%	8.18%	8.11%	7.97%	7.68%
Allowance for credit losses to total loans	1.25%	1.25%	1.27%	1.28%	1.17%
Total nonaccrual loans to total loans	1.11%	0.98%	0.94%	0.96%	0.96%
Nonperforming assets to total assets	0.83%	0.73%	0.70%	0.71%	0.70%
Allowance for credit losses to nonaccrual loans	112%	127%	135%	134%	122%

Other information:
Net (recoveries) charge-offs	$(6)	$241	$380	$(34)	$116
Classified loans	55,030	33,593	26,347	34,024	36,325
Nonperforming and other risk assets:
Nonaccrual loans (2)	25,527	22,324	21,062	21,246	20,583
Other real estate owned	—	—	—	85	—
Total nonperforming assets	25,527	22,324	21,062	21,331	20,583
Financial difficulty modifications / Troubled debt restructurings still accruing (3)	9	—	—	—	682
Loans past due 90 days or more and still accruing (2)	66	277	539	28	439
Total nonperforming and other risk assets	$25,602	$22,601	$21,601	$21,359	$21,704
(1) Capital ratios are estimated, subject to regulatory filings. The Company elected the three-year phase in option for the day-one impact of ASU 2016-13 for current expected credit losses ("CECL") to regulatory capital. In the first year of adoption in 2023, the Company adjusted retained earnings, allowance for credit losses includable in tier 2 capital and the deferred tax assets from temporary differences in risk weighted assets by the permitted percentage of the day-one impact from adopting the new CECL standard.

(2) Includes zero, zero, zero, zero and $0.4 million of purchased credit impaired loans at December 31, 2023, September 30, 2023, June 30, 2023, March 31, 2023, and December 31, 2022, respectively, in accordance with ASC 310-30. Upon adoption of the CECL standard, purchased credit deteriorated loans were evaluated on an individual loan level and reported on an individual loan basis under ASC 310-20, Nonrefundable Fees and Other Costs.

(3) On January 1, 2023, the Company adopted ASU No. 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures (“ASU 2022-02”), which eliminated the troubled debt restructuring ("TDR") accounting model and requires that the Company evaluate, based on the accounting for loan modifications, whether the borrower is experiencing financial difficulty and the modification results in a more-than-insignificant direct change in the contractual cash flows and represents a new loan or a continuation of an existing loan. During 2023, the Company modified terms for two loans totaling $1.4 million, including one existing nonaccrual loan totaling $1.4 million, which met the “Financial Difficulty Modification” criteria in accordance with ASU 2022-02.

Appendix A- Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations
Management believes providing certain other “non-GAAP” financial information will assist investors in their understanding of the effect on recent financial results from non-recurring charges.
As a result of acquisitions, the Company has intangible assets consisting of goodwill and core deposit and other intangible assets, which totaled $21.1 million and $21.8 million at December 31, 2023 and December 31, 2022, respectively. In addition, during the three and twelve months ended December 31, 2023, the Company incurred $1.1 million in merger-related expenses. Additionally, the Company incurred $3.2 million and $13.0 million in restructuring charges and a provision for legal settlement, respectively, during the year ended December 31, 2022.
Tangible book value per common share and the impact of the merger-related expenses, restructuring charge and legal settlement on net income and associated ratios, as used by the Company in this earnings release, are determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). While we believe this information is a useful supplement to GAAP based measures presented in this earnings release, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.
The following tables present the computation of each non-GAAP based measure:
(dollars and shares in thousands)

Tangible Book Value per Common Share	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Shareholders' equity (most directly comparable GAAP-based measure)	$265,056	$243,080	$245,641	$240,161	$228,896
Less: Goodwill	18,724	18,724	18,724	18,724	18,724
Other intangible assets	2,414	2,650	2,589	2,828	3,078
Related tax effect	(507)	(557)	(544)	(594)	(646)
Tangible common equity (non-GAAP)	$244,425	$222,263	$224,872	$219,203	$207,740

Common shares outstanding	10,612	10,613	10,611	10,692	10,671

Book value per share (most directly comparable GAAP-based measure)	$24.98	$22.90	$23.15	$22.46	$21.45
Intangible assets per share	1.95	1.96	1.96	1.96	1.98
Tangible book value per share (non-GAAP)	$23.03	$20.94	$21.19	$20.50	$19.47

(dollars and shares in thousands)	Three Months Ended		Twelve Months Ended
Adjusted Ratios for Merger-Related Expenses, Restructuring Charges and Provision for Legal Settlement	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net income (A) - most directly comparable GAAP-based measure	$7,643	$9,626	$35,663	$22,037
Plus: Merger-related expenses (B)	1,059	—	1,059	—
Plus: Provision for legal settlement (B)	—	—	—	13,000
Plus: Restructuring expenses (B)	—	—	—	3,155
Less: Related tax effect (C)	(79)	—	(79)	(3,393)
Adjusted net income (D=A+B-C) - Non-GAAP	$8,623	$9,626	$36,643	$34,799

Average assets (E)	$3,037,824	$2,876,634	$2,999,527	$2,844,800
Return on average assets (= A / E) - most directly comparable GAAP-based measure	1.00%	1.33%	1.19%	0.77%
Return on average assets, adjusted (= D / E) - Non-GAAP	1.13%	1.33%	1.22%	1.22%

Average equity (F)	$248,442	$220,987	$243,334	$244,281
Return on average equity (= A / F) - most directly comparable GAAP-based measure	12.21%	17.28%	14.66%	9.02%
Return on average equity, adjusted (= D / F) - Non-GAAP	13.77%	17.28%	15.06%	14.25%

Weighted average shares - basic (G) - most directly comparable GAAP-based measure	10,321	10,382	10,340	10,553
Basic earnings per share (= A / G) - most directly comparable GAAP-based measure	$0.74	$0.93	$3.45	$2.09
Basic earnings per share, adjusted (= D / G) - Non-GAAP	$0.84	$0.93	$3.54	$3.30

Weighted average shares - diluted (H) - most directly comparable GAAP-based measure	10,419	10,550	10,435	10,706
Diluted earnings per share (= A / H) - most directly comparable GAAP-based measure	$0.73	$0.91	$3.42	$2.06
Diluted earnings per share, adjusted (= D / H) - Non-GAAP	$0.83	$0.91	$3.51	$3.25

Noninterest expense (I) - most directly comparable GAAP-based measure	$22,392	$21,236	$83,843	$95,806
Less: Merger-related expenses (B)	(1,059)	—	(1,059)	—
Less: Provision for legal settlement (B)	—	—	—	(13,000)
Less: Restructuring expenses (B)	—	—	—	(3,155)
Adjusted noninterest expense (J = I - B) - Non-GAAP	$21,333	$21,236	$82,784	$79,651
continued

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net interest income (K)	$26,018	$27,484	$104,906	$99,630
Noninterest income (L)	6,491	6,226	25,652	26,952
Total operating income (M = K + L)	$32,509	$33,710	$130,558	$126,582

Efficiency ratio (= I / M) - most directly comparable GAAP-based measure	68.9%	63.0%	64.2%	75.7%
Efficiency ratio, adjusted (= J / M) - Non-GAAP	65.6%	63.0%	63.4%	62.9%

Appendix B- Investment Portfolio Concentrations
The following table summarizes the credit ratings and collateral associated with the Company's investment security portfolio, excluding equity securities, at December 31, 2023:
(dollars in thousands)

Sector	Portfolio Mix	Amortized Book	Fair Value	Credit Enhancement	AAA	AA	A	BBB	NR	Collateral / Guarantee Type
Unsecured ABS	1%	$3,779	$3,386	29%	—%	—%	—%	—%	100%	Unsecured Consumer Debt
Student Loan ABS	1	5,378	5,260	27	—	—	—	—	100	Seasoned Student Loans
Federal Family Education Loan ABS	18	98,419	97,208	9	7	80	—	13	—	Federal Family Education Loan (1)
PACE Loan ABS	—	2,315	2,033	6	100	—	—	—	—	PACE Loans (2)
Non-Agency CMBS	5	28,104	28,336	25	—	—	—	—	100
Non-Agency RMBS	3	16,467	13,133	14	100	—	—	—	—	Reverse Mortgages (3)
Municipal - General Obligation	18	102,305	94,366		10	83	7	—	—
Municipal - Revenue	22	119,318	108,756		—	82	12	—	6
SBA ReRemic (5)	1	3,487	3,448		—	100	—	—	—	SBA Guarantee (4)
Small Business Administration	2	8,381	8,894		—	100	—	—	—	SBA Guarantee (4)
Agency MBS	25	140,953	130,733		—	100	—	—	—	Residential Mortgages (4)
U.S. Treasury securities	4	20,057	17,840		—	100	—	—	—	U.S. Government Guarantee (4)
	100%	$548,963	$513,393		7%	79%	4%	2%	8%

(1) 97% guaranteed by U.S. government
(2) PACE acronym represents Property Assessed Clean Energy loans
(3) Non-agency reverse mortgages with current structural credit enhancements
(4) Guaranteed by U.S. government or U.S. government agencies
(5) SBA ReRemic acronym represents Re-Securitization of Real Estate Mortgage Investment Conduits

Note: Ratings in table are the lowest of the six rating agencies (Standard & Poor's, Moody's, Fitch, Morningstar, DBRS and Kroll Bond Rating Agency). Standard & Poor's rates U.S. government obligations at AA+.

About the Company
With $3.1 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Howard, and Washington Counties, Maryland, as well as Baltimore City, Maryland. The Company's lending area also includes adjacent counties in Pennsylvania and Maryland, as well as Loudon County, Virginia and Berkeley, Jefferson and Morgan Counties, West Virginia. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates, predictions or projections about events or the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will achieve the desired level of new business development and new loans, growth in the balance sheet and fee-based revenue lines of business, successful merger and acquisition activity, cost savings initiatives and continued reductions in risk assets or mitigation of losses in the future. Factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the inability to complete mergers and acquisitions in a timely manner or at all, or to successfully integrate strategic mergers or acquisitions; the impact of certain restrictions during the pendency of any proposed merger or acquisition on the parties' ability to pursue certain business opportunities and strategic transactions; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of a proposed merger or acquisition; the inability to fully achieve expected revenues, savings, efficiencies or synergies from mergers and acquisitions, or taking longer than estimated for such revenues, savings, efficiencies and synergies to be realized; changes in laws and regulations; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatility in the securities markets; the demand for our products and services; deteriorating economic conditions; geopolitical tensions; operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters and future pandemics; expenses associated with litigation and legal proceedings; and other risks and uncertainties, including those detailed in our Annual Report on Form 10-K for the year ended December 31, 2022 under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in subsequent filings made with the Securities and Exchange Commission.
The foregoing list of factors is not exhaustive. If one or more events related to these or other risks or uncertainties materializes, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company disclaims any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change. Annualized, pro forma, projected and estimated numbers in this document are used for illustrative purposes only, and are not forecasts and may not reflect actual results.

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